EXHIBIT 99.1

O.I. Corporation Announces Results for Third Quarter 2009

College Station, Texas, November 12, 2009 – O.I. Corporation (NASDAQ: OICO) today announced its results for the third quarter and the first nine months of 2009. These results are summarized below.

The limited information contained in this press release is not adequate information upon which to make an informed investment decision. Accordingly, we urge investors to read our Quarterly Report on Form 10-Q for the quarter ended September 30, 2009 which is available on our website at www.oico.com or the SEC’s website at www.sec.gov.

O.I. CORPORATION
FINANCIAL HIGHLIGHTS
(in thousands, except earnings per share amounts)

Income Statement Data
	Three Months Ended			Nine Months Ended
	September 30			September 30

	2009	2008	2009	2008

Net revenues	$4,889	$6,621	$ 14,386	$21,992
Operating Income/(Loss)	$285	$252	$(469)	$963
Income/(Loss) before income taxes	$293	$(94)	$(434)	$481
Provision/(Benefit) for income taxes	$81	$(236)	$(163)	$(92)
Net income/(Loss)	$212	$142	$(271)	$573

Basic earnings/(loss) per share	$0.09	$0.06	$(0.12)	$0.22
Diluted earnings/(loss) per share	$0.09	$0.06	$(0.12)	$0.22

Balance Sheet Data
	September 30, December 31,
Assets	2009	2008

Cash and investments	$4,312	$3,434
Accounts receivable	4,197	6,195
Inventories	5,484	5,754
Other current assets	1,553	1,554

Total current assets	15,546	16,937

Long-term assets	4,318	4,667

Total assets	$19,864	$21,604

Liabilities and Stockholders' Equity

Total liabilities	2,423	3,670

Stockholders' equity:	17,441	17,934

Total liabilities and stockholders' equity	$19,864	$21,604

About O.I. Corporation:

O.I. Corporation, dba OI Analytical, develops, manufactures, sells, and services analytical instrumentation that detects, measures, analyzes, and monitors chemicals in liquids, solids, and gases. Providing products used to digest, extract, and separate components of chemical mixtures, the Company designs application-specific solutions for various industries including environmental testing, defense, and petrochemical. Headquartered in College Station, Texas, the Company's products are sold worldwide.

Visit the Company's web site at: http://www.oico.com

Investor Relations: Bruce Lancaster Chief Executive Officer & Chief Financial Officer 979.690.1711